Exhibit h(2)

                        U.S. Treasury Reserves Portfolio
                              338 Greenwich Street
                            New York, New York 10013

                                August 24, 2000

Citi Fiduciary Trust Company
125 Broad Street
11th Floor
New York, New York 10004

    Re: U.S. Treasury Reserves Portfolio-Transfer Agency and Service Agreement

Ladies and Gentlemen:

         This letter serves as notice that U.S. Treasury Reserves Portfolio (the "Series"), is added to the list of series to which Citi Fiduciary Trust Company ("Citi Fiduciary") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of October 1, 1999 (the "Agreement") between each of the investment companies listed on Schedule A thereto and Citi Fiduciary (formerly known as "Smith Barney Private Trust Company").

         Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.

                                     U.S. TREASURY RESERVES PORTFOLIO


                                     By:  /s/ Philip Coolidge
                                          -------------------------------

                                     Title:  President
                                             ----------------------------

Acknowledgement:

TRAVELERS BANK & TRUST, FSB

By:  /s/ George Betzios
     ---------------------------------------

Title:  Director Transfer Agency Operations
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